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              EXHIBIT 99.1 PRESS RELEASE DATED SEPTEMBER 12, 1996

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RYMAC contact:                  Richard Conte           -- (412) 788-5726
Navistar contact:               Andy Opila              -- (312) 836-2901

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                    RYMAC, NAVISTAR SIGN PURCHASE AGREEMENT
                        FOR COLUMBUS PLASTICS OPERATION

         STEUBENVILLE, OHIO (September 12, 1996) -- RYMAC MORTGAGE INVESTMENT CORPORATION (AMEX: RM) and Navistar International Transportation Corp., a subsidiary of Navistar International Corporation (NYSE: NAV), today entered into a definitive purchase agreement, whereby RYMAC will acquire a majority interest in Navistar's Columbus Plastics Operation.

         Under the terms of the agreement, RYMAC will acquire all the assets of the Columbus Plastics Operation for a note in the principal amount of $25,504,000 and 4,264,000 newly issued shares of RYMAC common stock, resulting in an aggregate purchase price of approximately $38,000,000. The issuance of 4,264,000 shares of RYMAC common stock to Navistar will result in Navistar becoming a 45% stockholder of RYMAC.

         The agreement provides that the shares to be issued to Navistar will be reduced, if necessary, to preserve RYMAC's capability to apply its net operating losses to post-closing income. Such price adjustments could be triggered in the event existing RYMAC stockholders or other investors purchase RYMAC common stock that would result in an ownership position of 5% or more by any single investor or by investors acting together. The reduction of shares issued to Navistar would be compensated by an increase in the note due to Navistar by an amount significantly in excess of the assumed value of the reduced shares.

         Additionally, should the combined company achieve earnings results above projected levels during 1997 through 1999, Navistar will receive incremental consideration in the form of additional principal amounts on its note.

         RYMAC, based in Steubenville, Ohio, is a publicly traded real estate investment trust (REIT), whose investments have substantially been liquidated. Upon completion of the transaction, RYMAC will terminate its status as a REIT and will be headquartered in Columbus, Ohio.


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RYMAC, NAVISTAR SIGN PURCHASE AGREEMENT -- 2


         The transaction is expected to be completed by year end and is contingent upon approval of RYMAC stockholders at a special stockholders meeting and other conditions.

         Columbus Plastics was opened by Navistar in 1981 and has 480 employees. It produces large sheet molding compound (SMC) components for original equipment manufacturers (OEMs) such as Navistar, Yamaha and General Motors. Its 1995 sales were approximately $65 million.

         All of the employees at Columbus Plastics will remain with the new company. Contracts with the International Association of Machinists and Aerospace Workers, Local 1471, are expected to essentially remain in place.

         Chicago-based Navistar manufactures and markets International(R) brand medium and heavy trucks, school bus chassis, and mid-range diesel engines in the United States, Canada and Mexico. The company is the North American market share leader in combined sales of medium and heavy duty trucks and school buses. In addition, Navistar is the worldwide leader in manufacturing mid-range engines from 160 to 300 horsepower.


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